Exhibit 99.1

California BanCorp Reports Financial Results for the Fourth Quarter and

Twelve Months Ended December 31, 2020

Oakland, CA – January 28, 2021 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the fourth quarter and twelve months ended December 31, 2020.

The Company reported net income of $1.8 million for the fourth quarter of 2020, representing an increase of $1.3 million or 261% compared to $495,000 for the third quarter of 2020 and an increase of $1.2 million or 209% compared to $578,000 in the fourth quarter of 2019. For the twelve months ended December 31, 2020, net income was $4.3 million representing a decrease of $2.7 million or 39% compared to $7.0 million for the same period in 2019.

Diluted per share earnings of $0.22 for the fourth quarter of 2020 compared to $0.06 for the third quarter of 2020 and $0.07 in the fourth quarter of 2019. For the twelve months ended December 31, 2020, diluted per share earnings of $0.53 compared to $0.86 for the same period in 2019.

“Our fourth quarter performance reflects continued progress in executing on our growth strategies and the resulting impact on our level of profitability,” said Steven Shelton, President and CEO of California BanCorp. “Excluding PPP loans, our total loans increased at an annualized rate of 28%, as we continue to see the positive impact of our expanded presence in Sacramento, our improved ability to win business with middle-market commercial clients, and the continued growth of niche areas such as sponsor finance. The strong loan growth we are generating is producing the improved operating leverage that we expected and delivering a significant increase in earnings and our level of returns. As we enter 2021, we are well positioned to build on the progress we made in 2020 and continue leveraging the strong commercial banking platform that we have developed. We have a healthy pipeline of new business development opportunities that should help us to continue generating strong balance sheet growth, realizing additional operating leverage, and driving a higher level of earnings.”

Financial Highlights:

Profitability—three months ended December 31, 2020 compared to September 30, 2020

•	Net income of $1.8 million and $0.22 per diluted share, compared to $495,000 and $0.06 per share, respectively.

•	Revenue of $13.7 million increased $1.5 million, or 12%, compared to $12.2 million for the third quarter of 2020.

•

Provision for loan losses decreased $150,000 due to improved credit quality and a continued qualitative reserve assessment in response to general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $11.7 million remained consistent with the third quarter of 2020 level of $11.5 million.

Profitability—twelve months ended December 31, 2020 compared to December 31, 2019

•	Net income of $4.3 million and $0.53 per diluted share, compared to $7.0 million and $0.86 per share, respectively.

•	Revenue of $48.9 million increased $3.7 million, or 8%, compared to $45.2 million in the prior year.

•

Provision for loan losses increased $2.6 million primarily due to a charge-off in the second quarter of 2020 related to a legacy problem loan and funding a qualitative reserve in response to general macroeconomic changes related to COVID-19.

•

Non-interest expense increased by $4.6 million (net of $4.3 million of deferred loan origination costs primarily related to PPP loans and other loan programs to support our clients) as a result of salaries and benefits and other direct expenses pertaining to the strategic expansion of our business.

Financial Position—December 31, 2020 compared to September 30, 2020

•

Total assets decreased by $67.0 million, or 3% to $1.91 billion primarily as the result of our repayment of $158.7 million in borrowings under the Federal Reserve PPPLF, partially offset by deposit growth.

•

Total gross loans increased by $13.9 million, or 1% to $1.37 billion. Excluding the impact of PPP loans forgiven by the SBA, total gross loans increased during the fourth quarter by $69.6 million, or 7%, to $1.06 billion.

•	Total deposits increased by $95.0 million, or 7% to $1.53 billion.

•	Capital ratios, including the impact of PPP loan activity, remain healthy with a tier-one leverage ratio of 7.49%, tier I capital ratio of 10.11% and total risk-based capital ratio of 13.22%.

Business Impact of COVID-19:

In response to the continued evolving COVID-19 pandemic, the Company has focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventative cleaning at offices and branches.

The Company has also focused on business continuity measures including monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors to ensure full functionality throughout this event.

The Company has taken measures to support customers affected by the pandemic and to maintain strong asset quality, including:

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	Monitoring portfolio risk and related mitigation strategies by segments;

•

Helping business clients receive PPP and other loan products under the CARES Act; following the launch of PPP in early April 2020, we processed 100% of the approximately 730 applications received and all of the applications we submitted to the SBA received approval, resulting in approximately $362.0 million in loan fundings. At December 31, 2020, approximately $55.7 million of these balances have been granted forgiveness by the SBA.

•

Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate. Beginning in March 2020, we launched a proactive deferral program that resulted in modification of 383 loans with an aggregate balance of approximately $323.9 million. At December 31, 2020, only one loan remained on deferral status.

Net Interest Income and Margin:

Net interest income for the quarter ended December 31, 2020 was $12.8 million, an increase of $1.6 million or 14%, over $11.2 million for the three months ended September 30, 2020, and an increase of $2.2 million, or 21%, over $10.6 million for the quarter ended December 31, 2019. The increase in net interest income compared to the third quarter of 2020 was primarily attributable to the accelerated amortization of $708,000 in fees received on PPP loans forgiven by the SBA combined with growth in earning assets. Compared to the fourth quarter of 2019, the increase in net interest income resulted from growth in earning assets and amortization of fees received on PPP loans offset, in part, by the decline in short-term interest rates and higher liquidity.

Net interest income for the twelve months ended December 31, 2020 was $44.9 million, an increase of $4.0 million or 10% over $40.9 million for the twelve months ended December 31, 2019. The increase in net interest income compared to 2019 was primarily attributable to an increase in interest income as the result of amortization of loan fees collected on PPP loans, and an increase in the volume of average earning assets offset by lower yields on earning assets resulting from a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the quarter was 2.66% compared to 2.41% for the third quarter of 2020 and 3.90% for the same period in 2019. The increase in margin compared to the prior quarter was primarily due to the impact of recognizing accelerated deferred fees on PPP loans granted forgiveness by the SBA. The decrease in margin from the same period last year was primarily the result of a decrease in short-term interest rates.

Non-Interest Income:

The Company’s non-interest income for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019 was $916,000, $1.0 million and $1.1 million, respectively. The decrease in noninterest income was primarily due to a decrease in service charges and loan related fees.

For the twelve months ended December 31, 2020, non-interest income of $4.0 million compared to $4.2 million for the same period of 2019. The decrease in non-interest income from prior year was due to lower gains on sales of loans in 2020.

Net interest income and non-interest income comprised total revenue of $13.7 million, $12.2 million, and $11.7 million for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. Total revenue for the years ended 2020 and 2019 was $48.9 million and $45.2 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019 was $10.4 million, $10.5 million, and $9.8 million, respectively. Compared to the fourth quarter of 2019 the increase in non-interest expense was primarily due to legal and professional fees associated with public company readiness and FDICIA implementation, and an increase in salaries and benefits related to hiring to support strategic expansion.

Non-interest expenses of $37.8 million for the twelve months ended December 31, 2020 compared to $33.2 million for the year ended 2019. Excluding the impact of deferred loan origination costs, the increase of $4.6 million was due primarily to an increase in salaries and benefits related to hiring to support strategic expansion of the Company and nonrecurring costs related to our public registration on NASDAQ and FDICIA implementation.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 76.15% and 77.27% for the fourth quarter and year ended December 31, 2020, respectively, compared to 83.76% and 73.52% for the fourth quarter and year ended December 31, 2019, respectively.

Balance Sheet:

Total assets of $1.91 billion as of December 31, 2020, represented a decrease of $67.0 million, or 3%, compared to $1.97 billion at September 30, 2020 and an increase of $753.7 million, or 65% compared to $1.15 billion at December 31, 2019.

Total loans increased by $13.9 million, or 1% to $1.37 billion at December 31, 2020, from $1.36 billion at September 30, 2020 and $419.4 million, or 44% compared to $949.7 million at December 30, 2019. Loan growth in the fourth quarter of 2020 compared to the third quarter of 2020 was centered in commercial loans and in commercial real estate loans of $35.1 million and $11.1 million, respectively, and an increase in other loans of $23.4 million due to the purchase of a portfolio of residential solar loans. These increases were partially offset by a decrease in SBA loans of $56.4 million primarily due to PPP loan forgiveness.

Year-over-year loan growth was primarily due to the origination of $362.0 million in PPP loans in addition to increases in commercial loans and commercial real estate of $24.8 million and $47.8 million, respectively. In addition, the Company purchased two portfolios of residential solar loans totaling $47.4 million. These increases were partially offset by a decrease in SBA loans primarily due to PPP loan forgiveness.

Total deposits increased by $95.0 million, or 7% to $1.53 billion at December 31, 2020, from $1.44 billion at September 30, 2020 and $544.0 million, or 55% over $988.2 million at December 31, 2019. The increase in total deposits from the end of the third quarter of 2020 was primarily due to growth of money market and savings deposits of $40.6 million and non-interest bearing demand deposits of $39.4 million.

Compared to the same period last year, deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans and organic growth. Non-interest bearing deposits, primarily commercial business operating accounts, represented 43.9% of total deposits at December 31, 2020, compared to 44.1% at September 30, 2020 and 39.2% at December 31, 2019.

Asset Quality:

The provision for credit losses decreased to $700,000 for the fourth quarter of 2020, compared to $850,000 for the third quarter of 2020 and $1.0 million for the fourth quarter of 2019. Net loan recoveries in the fourth quarter 2020 were $26,000 or 0.00% of gross loans, compared to net recoveries of $11,000, or 0.00%, in the third quarter 2020 and net charge-offs of $338,000, or 0.04%, in the fourth quarter 2019.

Non-performing assets (“NPAs”) to total assets of 0.01% at December 31, 2020, compared to 0.03% at September 30, 2020 and 0.24% at December 31, 2019, with non-performing loans of $234,000, $580,000 and $2.8 million, respectively, on those dates. The decrease in NPAs at December 31, 2020 compared to the prior quarter primarily related to the payoff of one commercial loan.

The allowance for loan losses increased by $726,000, or 5% to $14.1 million, or 1.03% of total loans at December 31, 2020, compared to $13.4 million, or 0.99% at September 30, 2020 and $11.1 million, or 1.17% of total loans at December 31, 2019. The increase in the allowance as a percentage of total loans in the quarter ended December 31, 2020 compared to September 30, 2020 reflects growth in the loan portfolio as well as a continued increase in the qualitative reserves in response to general macroeconomic impacts related to COVID-19. The decrease in the allowance ratio compared to December 31, 2019 reflects the impact of PPP loans, which are guaranteed by the SBA.

Capital Adequacy:

At December 31, 2020, shareholders’ equity totaled $136.4 million compared to $130.3 million one year ago. As a result, the Company’s total risk-based capital ratio, tier one capital ratio and leverage ratio of 13.22%, 10.11%, and 7.49%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

“While we are mindful of the impact of the ongoing pandemic on our broader geographic markets, our level of problem loans continues to be extremely low, which reflects the strength of our commercial borrowers and our conservative underwriting criteria,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “Our non-performing assets declined to just 0.01% of total assets at the end of 2020 and we continue to have minimal credit losses. Given the strength of our balance sheet, we are well positioned to continue executing on our growth strategies and expanding our commercial client base in 2021.”

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751	Thomas A. Sa, (510) 457-3775
President and Chief Executive Officer	Senior Executive Vice President
seshelton@bankcbc.com	Chief Financial Officer and Chief Operating Officer tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, which we expect to file with the SEC during the first quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q4 2020	Q3 2020	$	%	Q4 2019	$	%
Interest income	$14,748	$13,188	$1,560	12%	$12,806	$1,942	15%
Interest expense	1,985	2,000	(15)	-1%	2,222	(237)	-11%

Net interest income	12,763	11,188	1,575	14%	10,584	2,179	21%
Provision for credit losses	700	850	(150)	-18%	1,000	(300)	-30%

Net interest income after provision provision for credit losses	12,063	10,338	1,725	17%	9,584	2,479	26%
Non-interest income	916	1,028	(112)	-11%	1,146	(230)	-20%
Operating expenses	10,416	10,545	(129)	-1%	9,825	591	6%

Income before income taxes	2,563	821	1,742	212%	905	1,658	183%
Income tax expense	778	326	452	139%	327	451	138%

Net income	$1,785	$495	$1,290	261%	$578	$1,207	209%

Diluted earnings per share	$0.22	$0.06	$0.16	267%	$0.07	$0.15	214%

Net interest margin	2.66%	2.41%	+25 Basis Points		3.90%	-124 Basis Points
Efficiency ratio	76.15%	86.32%	-110 Basis Points		83.76%	-76 Basis Points

			Change
ANNUAL HIGHLIGHTS:	FY 2020	FY 2019	$	%
Interest income	$53,019	$49,078	$3,941	8%
Interest expense	8,102	8,140	(38)	0%

Net interest income	44,917	40,938	3,979	10%
Provision for credit losses	4,880	2,326	2,554	110%

Net interest income after provision for credit losses	40,037	38,612	1,425	4%
Non-interest income	4,012	4,248	(236)	-6%
Operating expenses	37,809	33,223	4,586	14%

Income before income taxes	6,240	9,637	(3,397)	-35%
Income tax expense	1,937	2,636	(699)	-27%

Net income	$4,303	$7,001	$(2,698)	-39%

Diluted earnings per share	$0.53	$0.86	$(0.33)	-38%

Net interest margin	2.76%	4.12%	-136 Basis Points
Efficiency ratio	77.27%	73.52%	+375 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q4 2020	Q3 2020	$	%	Q4 2019	$	%
Total assets	$1,905,779	$1,972,751	$(66,972)	-3%	$1,152,034	$753,745	65%
Gross loans	1,369,070	1,355,164	13,906	1%	949,652	419,418	44%
Deposits	1,532,206	1,437,232	94,974	7%	988,236	543,970	55%
Tangible equity	128,856	127,031	1,825	1%	122,661	6,195	5%
Tangible book value per share	$15.77	$15.59	$0.18	1%	$15.16	$0.61	4%
Tangible equity / total assets	6.76%	6.44%	+32 Basis Points		10.65%	-389 Basis Points
Gross loans / total deposits	89.35%	94.29%	-494 Basis Points		96.10%	-6.75 Basis Points
Noninterest-bearing deposits / total deposits	43.93%	44.09%	-16 Basis Points		39.19%	+474 Basis Points

QUATERLY AVERAGE			Change			Change
HIGHLIGHTS:	Q4 2020	Q3 2020	$	%	Q4 2019	$	%
Total assets	$1,993,661	$1,923,001	$70,660	4%	$1,156,611	$837,050	72%
Total earning assets	1,910,656	1,843,072	67,584	4%	1,077,218	833,438	77%
Gross loans	1,375,664	1,313,082	62,582	5%	937,973	437,691	47%
Deposits	1,516,441	1,397,280	119,161	9%	994,122	522,319	53%
Tangible equity	127,981	126,670	1,311	1%	122,684	5,297	4%
Tangible equity / total assets	6.42%	6.59%	-19 Basis Points		10.61%	-419 Basis Points
Gross loans / total deposits	90.72%	93.97%	-325 Basis Points		94.35%	-363 Basis Points
Noninterest-bearing deposits / total deposits	44.68%	43.60%	+108 Basis Points		38.47%	+621 Basis Points

ANNUAL AVERAGE			Change
HIGHLIGHTS:	FY 2020	FY 2019	$	%
Total assets	$1,713,416	$1,064,452	$648,964	61%
Total earning assets	1,629,615	992,680	636,935	64%
Gross loans	1,219,324	903,922	315,402	35%
Deposits	1,308,564	893,893	414,671	46%
Tangible equity	126,343	119,176	7,167	6%
Tangible equity / total assets	7.37%	11.20%	-383 Basis Points
Gross loans / total deposits	93.18%	101.12%	-794 Basis Points
Noninterest-bearing deposits / total deposits	43.31%	38.34%	+497 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR CREDIT LOSSES:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Balance, beginning of period	$13,385	$12,524	$11,565	$11,075	$10,413
Provision for credit losses, quarterly	700	850	2,930	400	1,000
Charge-offs, quarterly	—	—	(1,976)	—	(348)
Recoveries, quarterly	26	11	5	90	10

Balance, end of period	$14,111	$13,385	$12,524	$11,565	$11,075

NONPERFORMING ASSETS:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Loans accounted for on a non-accrual basis	$234	$580	$1,243	$2,650	$2,753
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$234	$580	$1,243	$2,650	$2,753
Other real estate owned	—	—	—	—	—

Nonperforming assets	$234	$580	$1,243	$2,650	$2,753

Loans restructured and in compliance with modified terms	—	—	—	624	646

Nonperforming assets and restructured loans	$234	$580	$1,243	$3,274	$3,399

Nonperforming loans by asset type:
Commerical	—	346	1,008	2,306	2,409
Real estate other	—	—	—	—	—
Real estate construction and land	—	—	—	—	—
SBA	234	234	235	344	344
Other	—	—	—	—	—

Nonperforming loans	$234	$580	$1,243	$2,650	$2,753

ASSET QUALITY:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Allowance for credit losses / gross loans	1.03%	0.99%	0.96%	1.19%	1.17%
Allowance for credit losses / nonperforming loans	6030.34%	2307.76%	1007.56%	436.42%	402.29%
Nonperforming assets / total assets	0.01%	0.03%	0.07%	0.22%	0.24%
Nonperforming loans / gross loans	0.02%	0.04%	0.10%	0.27%	0.29%
Net quarterly charge-offs / gross loans	0.00%	0.00%	0.15%	-0.01%	0.04%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Twelve months ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
INTEREST INCOME
Loans	$14,305	$12,849	$12,132	$51,401	$46,915
Federal funds sold	131	117	443	685	999
Investment securities	312	222	231	933	1,164

Total interest income	14,748	13,188	12,806	53,019	49,078

INTEREST EXPENSE
Deposits	1,359	1,467	2,096	6,341	7,209
Other	626	533	126	1,761	931

Total interest expense	1,985	2,000	2,222	8,102	8,140

Net interest income	12,763	11,188	10,584	44,917	40,938
Provision for credit losses	700	850	1,000	4,880	2,326

Net interest income after provision for credit losses	12,063	10,338	9,584	40,037	38,612

NON-INTEREST INCOME
Service charges and other fees	662	779	852	2,949	3,003
Gain on sale of SBA loans	—	—	17	—	253
Other non-interest income	254	249	277	1,063	992

Total non-interest income	916	1,028	1,146	4,012	4,248

OPERATING EXPENSES
Salaries and benefits	7,072	6,452	5,769	22,122	20,674
Premises and equipment	1,125	1,359	1,159	4,755	3,502
Other	2,219	2,734	2,897	10,932	9,047

Total operating expenses	10,416	10,545	9,825	37,809	33,223

Income before income taxes	2,563	821	905	6,240	9,637
Income taxes	778	326	327	1,937	2,636

NET INCOME	$1,785	$495	$578	$4,303	$7,001

EARNINGS PER SHARE
Basic earnings per share	$0.22	$0.06	$0.07	$0.53	$0.87

Diluted earnings per share	$0.22	$0.06	$0.07	$0.53	$0.86

Average common shares outstanding	8,152,052	8,141,807	8,074,285	8,131,325	8,048,793

Average common and equivalent shares outstanding	8,203,931	8,169,334	8,162,585	8,169,082	8,132,093

PERFORMANCE MEASURES
Return on average assets	0.36%	0.10%	0.20%	0.25%	0.66%
Return on average equity	5.25%	1.47%	1.76%	3.22%	5.52%
Return on average tangible equity	5.55%	1.55%	1.87%	3.41%	5.87%
Efficiency ratio	76.15%	86.32%	83.76%	77.27%	73.52%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/20	09/30/02	06/30/20	03/31/20	12/31/19
ASSETS
Cash and due from banks	$22,485	$23,339	$22,246	$22,792	$19,579
Federal funds sold	396,032	480,555	485,823	117,818	94,763
Investment securities	55,093	50,906	39,723	34,344	28,555
Loans:
Commercial	414,548	379,400	365,881	416,308	389,746
Real estate other	550,690	539,541	508,916	496,765	502,929
Real estate construction and land	37,193	36,596	49,524	41,697	42,519
SBA	317,564	373,921	373,429	12,797	12,830
Other	49,075	25,706	1,731	1,378	1,628

Loans, gross	1,369,070	1,355,164	1,299,481	968,945	949,652
Unearned fee income	523	(1,054)	(1,569)	2,902	2,555
Allowance for credit losses	(14,111)	(13,385)	(12,524)	(11,565)	(11,075)

Loans, net	1,355,482	1,340,725	1,285,388	960,282	941,132
Premises and equipment, net	5,778	5,933	4,709	3,427	3,668
Bank owned life insurance	23,718	23,577	23,434	23,284	22,316
Goodwill and core deposit intangible	7,554	7,564	7,575	7,585	7,595
Accrued interest receivable and other assets	39,637	40,152	41,528	37,950	34,426

Total assets	$1,905,779	$1,972,751	$1,910,426	$1,207,482	$1,152,034

LIABILITIES
Deposits:
Demand noninterest-bearing	$673,100	$633,726	$643,354	$403,248	$387,267
Demand interest-bearing	34,869	32,680	28,769	21,083	25,178
Money market and savings	623,603	582,953	549,084	459,712	455,436
Time	200,634	187,873	164,495	144,818	120,355

Total deposits	1,532,206	1,437,232	1,385,702	1,028,861	988,236

Junior subordinated debt securities	24,994	24,990	4,986	4,981	4,977
Other borrowings	189,043	352,703	364,703	22,000	10,000
Accrued interest payable and other liabilities	23,126	23,231	21,370	20,447	18,565

Total liabilities	1,769,369	1,838,156	1,776,761	1,076,289	1,021,778

SHAREHOLDERS’ EQUITY
Common stock	107,947	107,776	107,241	106,790	106,427
Retained earnings	27,822	26,036	25,541	23,991	23,518
Accumulated other comprehensive (loss)	641	783	883	412	311

Total shareholders’ equity	136,410	134,595	133,665	131,193	130,256

Total liabilities and shareholders’ equity	$1,905,779	$1,972,751	$1,910,426	$1,207,482	$1,152,034

CAPITAL ADEQUACY
Tier I leverage ratio	7.49%	7.84%	8.13%	10.66%	10.64%
Tier I risk-based capital ratio	10.11%	10.57%	11.27%	10.62%	10.58%
Total risk-based capital ratio	13.22%	13.80%	12.87%	12.07%	11.99%
Total equity/ total assets	7.16%	6.82%	7.00%	10.87%	11.31%
Book value per share	$16.69	$16.52	$16.43	$16.15	$16.09
Common shares outstanding	8,171,734	8,149,678	8,133,457	8,121,848	8,092,966

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,			Three months ended September 30,
	2020			2020
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,375,664	4.14%	$14,305	$1,313,092	3.89%	$12,849
Federal funds sold	480,790	0.11%	131	490,409	0.09%	117
Investment securities	54,202	2.29%	312	39,571	2.23%	222

Total interest earning assets	1,910,656	3.07%	14,748	1,843,072	2.85%	13,188

Noninterest-earning assets:
Cash and due from banks	20,616			19,789
All other assets (2)	62,389			60,140

TOTAL	$1,993,661			$1,923,001

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$33,674	0.13%	$11	$30,877	0.14%	$11
Money market and savings	604,578	0.74%	1,118	582,694	0.81%	1,190
Time	200,606	0.46%	230	174,436	0.61%	266
Other	318,570	0.78%	626	369,764	0.57%	533

Total interest-bearing liabilities	1,157,428	0.68%	1,985	1,157,771	0.69%	2,000

Noninterest-bearing liabilities:
Demand deposits	677,583			609,273
Accrued expenses and other liabilities	23,466			21,717
Shareholders’ equity	135,184			134,240

TOTAL	$1,993,661			$1,923,001

Net interest income and margin (3)		2.66%	$12,763		2.41%	$11,188

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees of $494,000 and $431,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for credit losses of $13.4 million and $12.5 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2020			2019
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,375,664	4.14%	$14,305	$937,973	5.13%	$12,132
Federal funds sold	480,790	0.11%	131	107,089	1.64%	443
Investment securities	54,202	2.29%	312	32,156	2.85%	231

Total interest earning assets	1,910,656	3.07%	14,748	1,077,218	4.72%	12,806

Noninterest-earning assets:
Cash and due from banks	20,616			22,680
All other assets (2)	62,389			56,713

TOTAL	$1,993,661			$1,156,611

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$33,674	0.13%	$11	$23,563	0.10%	$6
Money market and savings	604,578	0.74%	1,118	459,697	1.25%	1,444
Time	200,606	0.46%	230	128,436	2.00%	646
Other	318,570	0.78%	626	14,976	3.34%	126

Total interest-bearing liabilities	1,157,428	0.68%	1,985	626,672	1.41%	2,222

Noninterest-bearing liabilities:
Demand deposits	677,583			382,426
Accrued expenses and other liabilities	23,466			17,289
Shareholders’ equity	135,184			130,224

TOTAL	$1,993,661			$1,156,611

Net interest income and margin (3)		2.66%	$12,763		3.90%	$10,584

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees (costs) of $494,000 and $(294,000), respectively.

(2)	Other noninterest-earning assets includes the allowance for credit losses of 13.4 million and $10.4 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2020			2019
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,219,324	4.22%	$51,401	$903,922	5.19%	$46,915
Federal funds sold	371,476	0.18%	685	50,891	1.96%	999
Investment securities	38,815	2.40%	933	37,867	3.07%	1,164

Total interest earning assets	1,629,615	3.25%	53,019	992,680	4.94%	49,078

Noninterest-earning assets:
Cash and due from banks	20,810			19,663
All other assets (2)	62,991			52,109

TOTAL	$1,713,416			$1,064,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$28,559	0.13%	$36	$24,451	0.10%	$24
Money market and savings	547,592	0.88%	4,795	411,745	1.17%	4,806
Time	165,630	0.91%	1,510	114,977	2.07%	2,379
Other	249,474	0.71%	1,761	29,717	3.13%	931

Total interest-bearing liabilities	991,255	0.82%	8,102	580,890	1.40%	8,140

Noninterest-bearing liabilities:
Demand deposits	566,783			342,720
Accrued expenses and other liabilities	21,843			14,125
Shareholders’ equity	133,535			126,717

TOTAL	$1,713,416			$1,064,452

Net interest income and margin (3)		2.76%	$44,917		4.12%	$40,938

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees (costs) of $1.6 million and $(1.1)million, respectively.

(2)	Other noninterest-earning assets includes the allowance for credit losses of $12.3 million and $11.1 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Net interest income	$12,763	$11,188	$10,785	$10,182	$10,584
Non-interest income	916	1,028	777	1,290	1,146

Total revenue	$13,679	$12,216	$11,562	$11,472	$11,730

				Deferred Balance at Origination	Deferred Balance Remaining
IMPACT OF PPP ACTIVITY REFLECTED IN NET INTEREST INCOME:	Amortization of Deferred Balance
	12/31/20	09/30/20	06/30/20
PPP fees	$2,083	$1,114	$1,099	$9,086	$4,790
PPP capitalized loan origination costs	527	266	253	2,451	1,405

Net PPP fees	$1,556	$848	$846	$6,635	$3,385

OPERATING EXPENSES:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Total operating expenses	$10,416	$10,545	$6,440	$10,447	$9,825
Capitalized loan origination costs	1,277	986	4,797	912	1,136

Total operating expenses, before capitalization of deferred loan origingation costs	$11,693	$11,531	$11,237	$11,359	$10,961

GROSS LOANS:	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Gross loans	$1,369,070	$1,355,164	$1,299,481	$968,945	$949,652
PPP loans	306,373	362,088	361,632	—	—

Gross loans, excluding PPP loans	$1,062,697	$993,076	$937,849	$968,945	$949,652